Exhibit 99.1

Investor Contact:
Kiley Fleming
(615) 855-5525


DOLLAR GENERAL REVISES JANUARY SALES EXPECTATIONS AND COMMENTS ON EARNINGS OUTLOOK FOR THE YEAR

GOODLETTSVILLE, TN - January 22, 2001 --- Dollar General Corporation (NYSE: DG) today announced that it expects to report earnings of approximately $0.62 per diluted share for the 53-week period ending February 2, 2001, compared to $0.65 per diluted share for the 52-week period ended January 29, 2000. Because the Company has adopted the Retail Federation Reporting Calendar, the fiscal year ending February 2, 2001, will include one additional week of sales and expenses compared with the 52-week period last year. The Company expects the additional week to contribute approximately $0.01 per diluted share.

For the 52-week period ending January 26, 2001, the Company now expects total company revenues and same-store sales to increase approximately 15% and 1% respectively, compared with the same period in 1999. Gross profit, as a percentage of net sales, is expected to be down 0.40-0.45% compared with gross profit in 1999. This expectation reflects lower than projected gross profit during the fourth quarter as a result of higher shrink results, higher markdown expense, and lower initial mark-up in the period. Management anticipates operating expense, as a percentage of net sales, to increase 1.10%-1.15% compared to operating expense as a percentage of net sales in 1999. Interest expense as a percentage of net sales is expected to increase 0.10%-0.15%, reflecting higher interest rates than the same period a year ago. The tax rate is expected to be approximately 36.25%. Despite operating 675-700 additional stores, management expects total LIFO inventories to increase approximately 10%.

"We expect the decline in gross profit to have resulted from higher shrink expense attributable to the aggressive resetting of our stores earlier this year and lower initial mark-up due to additional promotional purchases in the fourth quarter," said Cal Turner, Jr., Chairman and CEO. "We reiterate that our stores are now better positioned to serve our customers."

The Company will host a conference call at 5:00 p.m. EST on Monday, January 22, 2001 to discuss information included within this release. In order to participate, please call (312) 470-7140. The passcode for the call is "Dollar General." The conference call will also be broadcast live, online at www.dollargeneral.com. A replay of the call will be available for 48 hours online or by calling (402) 998-1668.

The Company also announced that month-to-date, through the third week of the January period, sales are significantly above plan. Total sales for the month are now expected to increase 18-19% and same-store sales are expected to increase 4-5%. Month-to-date, strong sales results have been reported in the highly consumable category. Geographically, sales for the month have been strongest in the Company's Midwestern and Northeastern market areas.

Weekly sales trends are announced on Mondays after the market closes and can be attained online at www.dollargeneral.com or by calling (615) 855-5529.

Dollar General operates more than 4,889 neighborhood stores in 25 states with distribution centers in Florida, Kentucky, Mississippi, Missouri, Oklahoma and Virginia.

This press release contains historical and forward-looking information. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company believes the assumptions underlying these forward-looking statements are reasonable; however, any of the assumptions could be inaccurate, and therefore, actual results may differ materially from those projected in the forward-looking statements as a result of certain risks and uncertainties, including, but not limited to, general transportation and distribution delays or interruptions, inventory risks due to shifts in market demand, changes in product mix, interruptions in suppliers' business, fuel price and interest rate fluctuations, and costs and delays associated with building, opening and operating new distribution centers ("DCs") and stores. The Company undertakes no obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events or circumstances occurring after the date of this report or to reflect the occurrence of unanticipated events.

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